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                                   Exhibit 99


On December 22, 1998 Dexter completed its tender offer for the outstanding shares of LTI common stock which it did not own. On December 28, 1998, Dexter purchased approximately 5.5 million shares of LTI common stock that had been tendered and not withdrawn, representing approximately 22% of all issued and outstanding LTI shares. Prior to the tender offer, Dexter owned approximately 51% of the issued and outstanding shares of LTI and consolidated the results of LTI's operations in the financial statements of Dexter Corporation.

The following Condensed Consolidated Statement of Income illustrates the effects of this acquisition had it occurred on January 1, 1998, for the year ended December 31, 1998.

This unaudited Pro Forma Condensed Consolidated Statement of Income is presented for illustrative purposes only. It does not purport to be indicative of the results of operations which actually would have resulted had the acquisition occurred on the date indicated or which may result in the future. The Registrant believes it has utilized reasonable methods to conform the basis of presentation.




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
                     Exhibit 99 - continued

                       DEXTER CORPORATION
      Pro Forma Consolidated Condensed Statement of Income
                  For the Twelve Months Ended
                       December 31, 1998
                          (Unaudited)



In thousands of dollars                                 1998
(except per share amounts)                           HISTORICAL             ADJUSTMENTS         PRO FORMA
------------------------------------------------------------------------------------------------------------
Revenues
Net sales                                        $     1,168,037                               $   1,168,037
Other income                                              11,418                                      11,418
                                                 ----------------                              --------------
                                                       1,179,455                                   1,179,455

Expenses
Cost of sales                                            741,288         $      2,890 (a)            749,351
                                                                                5,173 (b)
Marketing and administrative                             246,911                                     246,911
Research and development                                  56,656                                      56,656
Interest                                                  18,210               12,798 (c)             31,008
Transaction costs of Life Technologies, Inc.               5,335                                       5,335
Acquired in-process research
   and development costs                                  24,508                                      24,508
                                                 ----------------        -------------         --------------

Income before Taxes                                       86,547              (20,861)                65,686
Income taxes                                              40,147               (6,562)(d)             33,585
                                                 ----------------        -------------         --------------

Income before Minority Interests                          46,400              (14,299)                32,101
Minority interests                                        14,696               (6,055)(e)              8,641
                                                 ----------------        -------------         --------------

Net Income                                       $        31,704           $   (8,244)         $      23,460
                                                 ================        =============         ==============


Net Income per Share - basic                               $1.38                                       $1.02
Net Income per Share - diluted                             $1.35                                       $1.00

Dividends Declared per Share                               $1.02                                       $1.02

Average Shares Outstanding (000) - basic                  23,007                                      23,007
Average Shares Outstanding (000) - diluted                23,186                                      23,186


(a) Additional amortization expense for the write-up of inventory attributable to the acquisition of LTI. Such expense occurs in the first year only.

(b) Additional amortization expense for the write-up of intangibles attributable to the acquisition of LTI. Such intangibles have an average life of 30 years.

(c) Additional interest expense attributable to increased debt associated with the acquisition.

(d)  Adjustment to reflect the income tax effect of pro forma adjustments.

(e) Adjustment to reflect the reduction in minority interest based on Dexter's increased ownership percentage.


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